April 17, 2026

Securities and Exchange Commission 100 F Street, N.E.
Washington, D.C. 20549-7561 Dear Sirs/Madams:
We have read Item 4.01 of LanzaTech Global, Inc.’s Form 8-K dated April 16, 2026, and we agree with the statements made therein.

Yours truly,

DELOITTE & TOUCHE LLP